Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated January 12, 2011

Invesco PowerShares

powerSHARES
Xchange Traded Notes™

As of Dec. 31, 2010

PowerShares DB Exchange Traded Notes (ETNs)

Long, short and leveraged exposure to U.S. fixed income and commodities has never been easier.

Commodity

DYY PowerShares DB **Commodity Double Long** ETN
DPU PowerShares DB **Commodity Long** ETN
DDP PowerShares DB **Commodity Short** ETN
DEE PowerShares DB **Commodity Double Short** ETN

Agriculture

DAG PowerShares DB **Agriculture Double Long** ETN
AGF PowerShares DB **Agriculture Long** ETN
ADZ PowerShares DB **Agriculture Short** ETN
AGA PowerShares DB **Agriculture Double Short** ETN

Base Metals

BDD PowerShares DB **Base Metals Double Long** ETN
BDG PowerShares DB **Base Metals Long** ETN
BOS PowerShares DB **Base Metals Short** ETN
BOM PowerShares DB **Base Metals Double Short** ETN

Crude Oil

OLO PowerShares DB **Crude Oil Long** ETN
SZO PowerShares DB **Crude Oil Short** ETN
DTO PowerShares DB **Crude Oil Double Short** ETN

Gold

DGP PowerShares DB **Gold Double Long** ETN
DGZ PowerShares DB **Gold Short** ETN
DZZ PowerShares DB **Gold Double Short** ETN

Fixed Income

LBND PowerShares DB **3x Long 25+ Year Treasury Bond** ETN
SBND PowerShares DB **3x Short 25+ Year Treasury Bond** ETN

Exposure Matrix

	Wheat	Corn	Soybeans	Sugar	Lt., Swt., Crude Oil	Heating Oil	Gold	Copper	Zinc	Aluminum	U.S. Fixed Income
Commodity ETNs	√	√			√	√	√			√	
Agriculture ETNs	√	√	√	√							
Base Metals ETNs								√	√	√	
Crude Oil ETNs					√						
Gold ETNs							√				
Fixed Income ETNs											√

About PowerShares DB ETNs

PowerShares DB ETNs are the first exchange-traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view the performance of U.S. fixed income and some of the most prominent commodities in the world.

PowerShares DB ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to an index. Investors can buy and sell PowerShares DB ETNs at market price on the NYSE Arca or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees.

To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call 800 983 0903 | 877 369 4617 or visit powersharesetns.com | dbfunds.db.com/notes.

NOT FDIC INSURED | MAY LOSE VALUE | NO BANK GUARANTEE

PowerShares DB Exchange Traded Notes (ETNs)

ETN Name	Leverage	Ticker	IIV	CUSIP	Inception Date	Maturity Date	Index Symbol
PowerShares DB **Commodity Double Long** ETN	+2x	DYY	DYYIV	25154H475	4/28/08	4/01/38	DBLCOYER
PowerShares DB **Commodity Long** ETN	+1x	DPU	DPUIV	25154H459	4/28/08	4/01/38	DBLCOYER
PowerShares DB **Commodity Short** ETN	-1x	DDP	DDPIV	25154H467	4/28/08	4/01/38	DBLCMACL
PowerShares DB **Commodity Double Short** ETN	-2x	DEE	DEEIV	25154H483	4/28/08	4/01/38	DBLCMACL
PowerShares DB **Agriculture Double Long** ETN	+2x	DAG	DAGIV	25154H558	4/14/08	4/01/38	DBLCYEAG
PowerShares DB **Agriculture Long** ETN	+1x	AGF	AGFIV	25154H533	4/14/08	4/01/38	DBLCYEAG
PowerShares DB **Agriculture Short** ETN	-1x	ADZ	ADZIV	25154H541	4/14/08	4/01/38	DBLCYEAG
PowerShares DB **Agriculture Double Short** ETN	-2x	AGA	AGAIV	25154H566	4/14/08	4/01/38	DBLCYEAG
PowerShares DB **Base Metals Double Long** ETN	+2x	BDD	BDDIV	25154K841	6/16/08	6/01/38	DBBMIX
PowerShares DB **Base Metals Long** ETN	+1x	BDG	BDGIV	25154K825	6/16/08	6/01/38	DBBMIX
PowerShares DB **Base Metals Short** ETN	-1x	BOS	BOSIV	25154K833	6/16/08	6/01/38	DBBMIX
PowerShares DB **Base Metals Double Short** ETN	-2x	BOM	BOMIV	25154K858	6/16/08	6/01/38	DBBMIX
PowerShares DB **Gold Double Long** ETN	+2x	DGP	DGPIV	25154H749	2/27/08	2/15/38	DGLDIX
PowerShares DB **Gold Short** ETN	-1x	DGZ	DGZIV	25154H731	2/27/08	2/15/38	DGLDIX
PowerShares DB **Gold Double Short** ETN	-2x	DZZ	DZZIV	25154H756	2/27/08	2/15/38	DGLDIX
PowerShares DB **Crude Oil Long** ETN	+1x	OLO	OLOIV	25154K866	6/16/08	6/01/38	DBLCOCLT
PowerShares DB **Crude Oil Short** ETN	-1x	SZO	SZOIV	25154K874	6/16/08	6/01/38	DBOLIX
PowerShares DB **Crude Oil Double Short** ETN	-2x	DTO	DTOIV	25154K809	6/16/08	6/01/38	DBOLIX
PowerShares DB **3x Long 25+ Year Treasury Bond** ETN	+3x	LBND	LBNDIV	25154N522	6/28/10	5/31/40	DBBNDL
PowerShares DB **3x Short 25+ Year Treasury Bond** ETN	-3x	SBND	SBNDIV	25154N530	6/28/10	5/31/40	DBBNDS

General ETN Details

Unit price at listing	$25.00
Listing exchange	NYSE Arca Inc.
Yearly investor fee - commodity ETNs	0.75%
Yearly investor fee - fixed-income ETNs	0.95%

Issuer Details

Issuer	Deutsche Bank AG, London Branch
	Long-term Unsecured Obligations

To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call 800 983 0903 | 877 369 4617 or visit powersharesetns.com | dbfunds.db.com/notes.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and the offerings. You may get these documents for free by visiting powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903, or you may request a copy from any dealer participating in the offerings.

Important Risk Considerations

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. *Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities.* The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch and payment of the amount due on the PowerShares DB ETNs is entirely dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, leveraged losses and credit risk. Investing in the PowerShares DB ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon repurchase of your PowerShares DB ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the PowerShares DB ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB ETNs is not suitable for all investors.

The PowerShares DB ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, repurchase or maturity of the PowerShares DB ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Commodity, Agriculture, Base Metals, Gold, Crude Oil and Treasury ETNs are concentrated in commodities, agriculture, base metals, gold, crude oil and treasuries, respectively. The market value of the PowerShares DB ETNs may be influenced by many unpredictable factors, including, among other things, volatility of commodities prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture, Gold, Base Metals and Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Commodity Double Long, Commodity Double Short, Agriculture Double Long, Agriculture Double Short, Base Metals Double Long, Base Metals Double Short, Gold Double Long, Gold Double Short, Crude Oil Double Short, Treasury Triple Long and Treasury Triple Short ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objectives, risks, charges and expenses carefully before investing.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

© 2011 Invesco PowerShares Capital Management LLC P-DB-ETN-FLY-1 1/11 powersharesetns.com 800 983 0903